Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Platinum Energy Solutions, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-176566) on Form S-4 of Platinum Energy Solutions, Inc. of our report dated May 14, 2012, with respect to the consolidated balance sheet of Platinum Energy Solutions, Inc. as of December 31, 2011, and the related consolidated statements of operations, stockholders' deficit and comprehensive loss, and cash flows for the year ended December 31, 2011, which report appears in the December 31, 2011 special report on Form 10-K of Platinum Energy Solutions, Inc.

/s/ KPMG LLP

Houston, Texas
May 14, 2012